Exhibit 10.01

Amended
Employment Agreement of
Wayne H. Brunetti

This Amended Employment Agreement (the “Agreement”), dated as of June 29, 2005, by and between Xcel Energy Inc., a Minnesota corporation (the “Company”), and Wayne H. Brunetti (the “Executive”), amends immediately, and supercedes on the Effective Date (as defined below), that certain Employment Agreement dated as of March 24, 1999, as heretofore and as otherwise amended prior to the Effective Date (the “Prior Agreement”), by and among Northern States Power Company, a Minnesota corporation (“NSP”), New Century Energies, Inc., a Delaware corporation (“NCE”) and the Executive.

W I T N E S S E T H:

WHEREAS, the Executive has been serving as Chairman of the Board of Directors of the Company (the “Board”) since August 18, 2001 and as Chief Executive Officer of the Company since August 18, 2000;

WHEREAS, the Company’s predecessors by merger, NSP and NCE, entered into the Prior Agreement with the Executive to become effective at the time of the merger of NCE with and into NSP, which Prior Agreement remains in effect as of the date hereof with the Company as successor to NSP thereunder;

WHEREAS, the Executive has played a key role in the successful integration of NSP and NCE since their merger in August 2000 and has made major contributions to the growth and strength of the Company during his tenure at the Company;

WHEREAS, under the terms of the Prior Agreement, the Executive is to serve as Chairman of the Board and Chief Executive Officer until at least August 18, 2007;

WHEREAS, the Board and the Executive wish to provide the Company with an orderly transition from the leadership of Executive to that of his successor;

WHEREAS, the Board has determined that appropriate steps should be taken to ensure an orderly transition and, in order to induce the Executive to serve as Chairman of the Board until the Effective Date (as defined below) and as Chief Executive Officer of the Company until July 1, 2005, the Board desires to provide the Executive on and after the Effective Date with compensation and benefits on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to perform such services on the terms and conditions hereinafter set forth even though such terms and conditions will result in the Executive receiving less compensation and benefits than if he had continued to serve as Chairman of the Board and Chief Executive Officer through the end of the current term of his Prior Agreement on August 18, 2007 and less compensation and benefits than he would have received if he were terminated without Cause or he terminated for Good Reason prior to August 18, 2007;

NOW THEREFORE, in consideration of the mutual covenants and promises of the parties to this Agreement, the Company and Executive agree as follows:

1.             Effectiveness; Effect on Prior Agreements.

(a)           Effective immediately, this Agreement amends the Prior Agreement as and to the extent set forth in paragraph (b) of Section 2 of this Agreement.

(b)           On December 15, 2005, this Agreement will supercede, without prior action of the Company or the Executive, the Prior Agreement and the Change in Control Agreement between NCE and the Executive effective August 1, 1997 (the “Change in Control Agreement”), provided that the Executive is employed by the Company as its Chairman of the Board immediately prior to December 15, 2005.  (The date this Agreement supercedes the Prior Agreement and the Change in Control Agreement is herein referred to as the “Effective Date”).  On the Effective Date, the Prior Agreement and Change in Control Agreement shall be terminated and without further effect.

(c)           Until the Effective Date occurs, the Prior Agreement, as amended by paragraph (b) of Section 2 hereof, shall remain in full force and effect, as shall the Change in Control Agreement.

(d)           In the event the Effective Date does not occur because the Executive is not employed by the Company as Chairman of the Board immediately prior to December 15, 2005 (whether by reason by death or disability, or as a result of a termination for Cause or without Cause or for Good Reason or without Good Reason under the Prior Agreement or otherwise), then the provisions of this Agreement, other than paragraph (a) of this Section 1 and paragraphs (a) and (b) of Section 2, shall cease to be of any force and effect.

2.             Resignation; Retirement.

(a)           The Executive hereby submits, and the Company hereby accepts, his voluntary and irrevocable resignation effective on July 1, 2005 as Chief Executive Officer of the Company and of any affiliate of the Company.

(b)           Section 2(a) of the Prior Agreement is hereby amended to read in its entirety as follows:

“(a)         During the Initial Period, the Executive shall serve as Chief Executive Officer and President of the Company.  During the Second Period, the Executive shall serve until July 1, 2005 as Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company (“Board”) and thereafter shall serve as Chairman of the Board.  The Executive shall serve in each such case as an employee of the Company and with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board.  The Executive shall be a member of the Board on the first day of the Employment Period, and the Board shall propose the Executive for re-election to the Board throughout the Employment Period.”

The Executive hereby waives any right or claim that he might otherwise have to terminate employment for Good Reason, or to receive any severance or other payment or benefit, under the Prior Agreement or the Change in Control Agreement as a result of his ceasing to serve as Chief Executive Officer of the Company or of any affiliate of the Company effective July 1, 2005.  Except as set for in Section 1 hereof or in this Section 2, the Prior Agreement shall remain in full force and effect.

(c)           The Executive hereby submits, and the Company hereby accepts, his voluntary and irrevocable retirement on December 15, 2005 as Chairman of the Board of the Company, as an employee of the Company, as an officer and employee of any affiliate of the Company, as a member of each committee of the Company or any affiliate on which he serves, and as a member of the Board and the board of any affiliate of the Company on which he serves.

3.             Compensation and Benefits.

Upon the Executive’s retirement from the Company on the Effective Date, the Company shall pay or commence to pay or provide to or on behalf of the Executive the following:

(a)           A cash payment in the amount of $4,050,000 to be paid to the Executive on the Effective Date.

(b)           From and after the Effective Date until the Executive’s death, the Company will provide the Executive with the opportunity to receive, without regard to his retirement, an annual physical under terms which are no less favorable to the Executive than those under which he is entitled to receive Company provided annual physicals as of the date of this Agreement.

(c)           From and after the Effective Date until the Executive’s death, the Company will provide the Executive and his eligible spouse and dependents, without regard to the Executive’s retirement, with medical coverage under the Company’s Executive Medical Plan under terms no less favorable to Executive, his spouse and dependents than those in effect under such plan as of the date of this Agreement.  Notwithstanding the foregoing, such coverage shall be secondary to any medical coverage provided by any other employer or Medicare.  Following the Executive’s death, the Executive’s surviving spouse and dependents covered under the Executive Medical Plan immediately prior to the Executive’s death shall be entitled, at their own expense, to continuation coverage to the extent provided in COBRA or applicable state law.

(d)           From and after the Effective Date until the Executive’s death, the Company shall provide the Executive, without regard to his retirement, with financial planning and tax advice services under terms no less favorable to the Executive than those under which the Executive was entitled to receive such services as of the date of this Agreement; provided, however, if the Executive for any reason incurs any such expenses prior to six months after the Effective Date, the Company shall not reimburse the Executive for those expenses until the first day of the month after the end of such six-month period or his earlier death.

4.             Non-Exclusivity of Rights.

Except as otherwise explicitly provided in this Agreement, including, without limitation, in Section 1 or paragraph (f) of Section 9, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify.  Vested benefits and other amounts that the Executive is otherwise entitled to receive under the Company’s Supplemental Executive Retirement Plan (“SERP”) or any other plan, policy, practice or program of the Company or any of its affiliated companies on or after the Effective Date shall be payable in accordance with the terms of each such plan, policy, practice or program, as the case may be, except as explicitly modified by or otherwise provided in this Agreement.  In this respect and for the avoidance of doubt, in accordance with the terms of Executive’s outstanding grants or awards under the annual and long-term incentive plans of the Company or any of its predecessors or affiliate companies, on the Executive’s retirement on the Effective Date: (i) any restricted stock outstanding at the Effective Date shall be fully vested on the Effective Date, (ii) all options outstanding on the Effective Date shall be fully vested and exercisable and shall remain in effect and exercisable through the end of the their respective terms, (iii) all performance share awards and restricted stock unit awards shall remain in effect and payable in accordance with their terms without regard to the Executive’s retirement, and (iv) any earned incentive award for 2005 under the Company’s annual incentive plan shall be payable on a pro-rated basis based on the number of days in 2005 through the Effective Date.  In addition, and for the further avoidance of doubt, (A) the amount of the benefits to which the Executive is entitled under the Company’s Nonqualified Pension Plan and SERP on his retirement on the Effective Date shall be fully vested on the Effective Date as shall the amount of accrued vacation to which he is entitled at the time of his retirement to the extent provided by Company policy, and due to his termination of participation in such plans and policy on the Effective Date shall be paid to the Executive in a lump sum cash payment on the Effective Date, and (B) the Company shall provide the Executive, commencing upon retirement on the Effective Date and continuing for his life, post-retirement death benefit coverage providing a death benefit to such beneficiary or beneficiaries as the Executive may designate in amounts which, in the aggregate, equal 200% of the Executive’s final base salary, provided, however, that, notwithstanding the foregoing, the Company will defer making any premium payments under any policy providing such benefits that are due prior to six months after the Effective Date until six months after the Effective Date or the Executive’s earlier death, and provided further that, except for being provided with such death benefit coverage, the Executive hereby waives any and all rights he may otherwise have in or to any insurance policies through which the Company provides such coverage from and after the Effective Date.

5.             Full Settlement; Release.

(a)           The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in paragraph (c) of Section 3 with respect to secondary coverage of medical benefits provided thereunder, such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

(b)           Payment of any amount described in paragraph (a) of Section 3 is conditioned upon the Executive executing and not revoking a Release of Claims Agreement in the form appended hereto as Attachment A.

6.             Non-Competition Provision and Confidential Information.

(a)           Without the prior written consent of the Company, for 24 months following the Effective Date, the Executive shall not, as a shareholder, officer, director, partner, consultant, or otherwise, engage directly or indirectly in any business or enterprise which is “in competition” with the Company or its successors or assigns; provided, however, that the Executive’s ownership of less than five percent of the issued and outstanding voting securities of a publicly-traded company shall not be deemed to constitute such competition.  A business or enterprise is deemed to be “in competition” if it is engaged in the business of generation, purchase, transmission, distribution, or sale of electricity, or in the purchase, transmission, distribution, sale or transportation of natural gas, within the States of Colorado, Kansas, Minnesota, New Mexico, North Dakota, Oklahoma, South Dakota, Texas, Wisconsin or Wyoming.

(b)           The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive’s employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive’s violation of this Section 6) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.  In no event shall any asserted violation of the provisions of this Section 6 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

7.             Attorney’s Fees.

The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest regardless of the outcome by the Company, the Executive or others of the validity or enforceability of or liability under or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section 7872 (f) (2) (A) of the Code.

8.             Successors.

(a)           This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

9.             Miscellaneous.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force and effect.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Wayne H. Brunetti
P.O. Box 23433
Silverthorne, CO 80498

If to the Company:	Xcel Energy Inc.
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 9.  Notices and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)           Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)           The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)            The Executive and the Company acknowledge that at the Effective Date this Agreement supersedes and terminates any other severance, change-in-control, and employment contracts or agreements between the Executive and the Company or its predecessors and affiliates, including, without limitation, the Prior Agreement and the Change in Control Agreement.  Without limiting the generality of the foregoing, the Executive hereby expressly waives any right that he might otherwise have to receive any payments or benefits under any Company severance plan, policy, program or practice.

(g)           The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law.  Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.  Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

(h)           This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(i)            To the extent applicable, it is intended that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, notwithstanding anything in this Agreement to the contrary, if the Company in good faith determines that any payment or reimbursement required to be made under this Agreement prior to a date that is six months after the Effective Date would be subject to, and in violation of, Section 409A of the Code, the Company shall not make such payment or reimbursement until six months after the Effective Date or the Executive’s earlier death.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/S/ WAYNE H. BRUNETTI
Wayne H. Brunetti

XCEL ENERGY INC.
By:	/S/ DOUG LEATHERDALE
Title:	Chairman of the Governance,
Compensation Nominating Committee of the
Board of Directors of Xcel Energy Inc.

ATTACHMENT A
RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (“Agreement”) is made by and between Xcel Energy Inc., a Minnesota corporation (the “Company”), and Wayne H. Brunetti (“Executive”).

WHEREAS, Executive was employed by the Company;

WHEREAS, the Company and Executive have entered into an Amended Employment Agreement dated as of June 29, 2005 (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as the “Parties”) hereby agree as follows:

1.             Termination.  Executive’s employment from the Company terminated on December 15, 2005.

2.             Consideration.  Subject to and in consideration of Executive’s release of claims as provided herein, the Company has agreed to pay Executive certain benefits as set forth in the Employment Agreement.

3.             Payment of Salary.  Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive, except such bonuses, long-term compensation or employee benefits as may be payable under the terms of the bonus plan, long-term incentive plan or related awards or benefit plans, at a point in time after the execution of this Agreement.

4.             Release of Claims.  Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company.  Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, executives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement, as defined below in Section 13, including, without limitation,

(a)           any and all claims relating to or arising from Executive’s employment relationship with the Company and its predecessors or their affiliates and the termination of that relationship;

(b)           any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase, of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state of federal law;

(c)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)           any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, and all amendments to each such Act as well as the regulations issued thereunder;

(e)           any and all claims for violation of the federal, or any state, constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)           any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations under the Employment Agreement or any obligations incurred under this Agreement.

Notwithstanding the foregoing, this release shall not cover Executive’s rights to payments and benefits under any benefit plan or policy (other than any severance plan or policy), Executive’s rights to indemnification under the by-laws or Articles of Incorporation of the Company or under any directors’ and officers’ liability insurance coverage maintained by the Company or any other rights to indemnification or Executive’s rights with regard to any equity granted or under any benefit plan.

5.             Acknowledgement of Waiver of Claims under ADEA.  Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the executing of this Agreement by the Parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.  Any revocation should be in writing and delivered to the Company as provided in

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paragraph (b) of Section 9 of the Employment Agreement, by close of business on the seventh day from the date that Executive signs this Agreement.

6.             No Pending or Future Lawsuits.  Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein with regard to matters released hereunder.

7.             Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

8.             Authority.  Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

9.             No Representations.  Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

10.           Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

11.           Entire Agreement.  This Agreement and the Employment Agreement and the agreements and plans referenced therein represent the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company, and supersede and replace and all prior agreements and understandings concerning Executive’s relationship with the Company, its predecessors and their affiliates and his compensation therefrom.  This Agreement may only be amended in writing signed by Executive and an executive officer of the Company.

12.           Governing Law.  This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Minnesota.

13.           Effective Date.  This Agreement is effective eight (8) days after it has been signed by both Parties.

14.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

15.           Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

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(a)           They have read this Agreement;

(b)           They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)           They understand the terms and consequences of this Agreement and of the releases it contains;

(d)           They are fully aware of the legal and binding effect of the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

XCEL ENERGY INC.

Dated:	June 29, 2005	By:	/S/ DOUG LEATHERDALE

Dated:	June 29, 2005		/S/ WAYNE BRUNETTI	, an individual

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